Exhibit 10.4

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

VALERO ENERGY CORPORATION

AND

CST BRANDS, INC.

DATED AS OF APRIL 29, 2013

i

ii

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT, made and entered into effective as of April 29, 2013 (this “Agreement”), is by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and CST Brands, Inc., a Delaware corporation and wholly owned subsidiary of Valero (“Corner Store”). Valero and Corner Store are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article II.

RECITALS

WHEREAS, Valero has determined that it would be appropriate, desirable and in the best interests of Valero and the shareholders of Valero to separate the Corner Store Business from Valero;

WHEREAS, Valero and Corner Store have entered into the Separation and Distribution Agreement, dated as of April 29, 2013 (the “Separation Agreement”), in connection with the separation of the Corner Store Business from Valero and the Distribution of Corner Store Common Stock to shareholders of Valero;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Corner Store and its subsidiaries from Valero; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for the Parties to allocate between them certain Assets and Liabilities with respect to certain employee compensation and benefit plans and programs, and to address certain other employment matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 1.1 General Principles.

(a) Except as otherwise provided in this Agreement, the Separation Agreement or any Ancillary Agreement, effective as of the Distribution Date, one or more members of the Corner Store Group (as determined by Corner Store) shall assume or continue the sponsorship of, and shall pay, perform and discharge, and no Valero Entity shall have any Liability with respect to or under, the following agreements, obligations and Liabilities, and Corner Store shall indemnify each Valero Entity, and the officers, directors, and employees of each Valero Entity, and hold them harmless with respect to such agreements, obligations and Liabilities:

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Corner Store Group Employees prior to, on or after the Distribution Date, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits are or may have been earned;

(ii) any and all immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Corner Store Group Employees; and

(iii) except as expressly provided in the Separation Agreement, any and all Liabilities and obligations whatsoever with respect to claims made by or on behalf of Corner Store Group Employees in connection with any employee benefit plan, program or policy not retained or assumed by any Valero Entity pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement, including any such Liabilities relating to actions or omissions of or by any Corner Store Entity or any officer, director, employee or agent thereof prior to, on or after the Distribution Date.

(b) Except as otherwise provided in this Agreement, effective as of the Distribution Date, no Corner Store Entity shall have any Liability for, and Valero shall indemnify each Corner Store Entity, and the officers, directors, and employees of each Corner Store Entity, and hold them harmless with respect to the following agreements, obligations and Liabilities:

(i) any and all wages, salaries, incentive compensation, commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Valero Group Employee or Former Employee prior to, on or after the Distribution Date, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits are or may have been earned;

(ii) any and all immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Valero Group Employee or Former Employee; and

(iii) any and all Liabilities and obligations whatsoever with respect to, claims made by or on behalf of Valero Group Employees or Former Employees in connection with any employee benefit plan, program or policy not retained or assumed by any Corner Store Entity pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement, including such Liabilities relating to actions or omissions of or by any Valero Entity or any officer, director, employee or agent thereof on, prior to or after the Distribution Date.

(c) Notwithstanding the foregoing provisions of this Section 1.1(a):

(i) if a Corner Store Group Employee becomes an employee of the Valero Group after the Distribution Date, the indemnification obligations of Corner Store in Section 1.1(a), as they relate to such Employee, shall only apply to Liabilities arising prior to such individual becoming an employee of the Valero Group after the Distribution Date; and

(ii) if a Valero Group Employee or Former Employee becomes an employee of the Corner Store Group after the Distribution Date, the indemnification obligations of Valero in Section 1.1(b), as they relate to such employee, shall only apply to Liabilities arising prior to such individual becoming an employee of the Corner Store Group after the Distribution Date.

Section 1.2 Service Credit.

(a) Service for Eligibility, Vesting, and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, from and after the Distribution Date through August 31, 2013, the Corner Store Benefit Plans shall, and Corner Store shall cause each Corner Store Entity to, recognize each Corner Store Group Employee’s and Post Distribution Transferred Employee’s full service with any Valero Entity, to the same extent such service would be credited if it had been performed for a Corner Store Entity, solely for purposes of eligibility, vesting and determination of level of benefits under any such Corner Store Benefit Plan.

(b) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of former Employees of the Providing Party who are then Employees of the Requesting Party, and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.

Section 1.3 Transition Services. The Parties acknowledge that the Valero Group or the Corner Store Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreements. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreements.

Section 1.4 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, no participant in the Corner Store 401(k) Plan, Corner Store Welfare Plans or other Corner Store Benefit Plans shall receive benefits to the extent that receipt of such benefits would result in duplication of benefits provided by the corresponding Valero Benefit Plan or arrangement. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan on the part of any Valero Group Employee, Former Employee, Corner Store Group Employee, or Post Distribution Transferred Employee.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 2.1:

“Adjusted Valero Option” has the meaning set forth in Section 4.1.

“Adjusted Valero PSA” has the meaning set forth in Section 4.3.

“Adjusted Valero RSA” has the meaning set forth in Section 4.2.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Employee Matters Agreement, together with all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 10.5.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Assets” has the meaning set forth in the Separation Agreement.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term “Benefit Plan” does not include any workers compensation or similar insurance plans, programs or policies.

“Canada Tax Act” means the Income Tax Act (Canada).

“Canadian Corner Store Employees” has the meaning set forth in Section 9.2.

“Canadian Employees” has the meaning set forth in Section 9.1.

“Canadian Holder” has the meaning set forth in Section 9.7.

“Canadian Valero Employees” has the meaning set forth in Section 9.4.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” has the meaning set forth in the Separation Agreement.

“Corner Store” has the meaning set forth in the preamble to this Agreement.

“Corner Store Benefit Plan” means any Benefit Plan sponsored or maintained by a Corner Store Entity immediately following the Distribution Date.

“Corner Store Business” has the meaning set forth in the Separation Agreement.

“Corner Store Common Stock” means the common stock, par value $0.01 per share, of Corner Store.

“Corner Store Entity” means any member of the Corner Store Group.

“Corner Store Group” has the meaning set forth in the Separation Agreement.

“Corner Store Group Employees” has the meaning given such term in Section 3.1(a).

“Corner Store Pension Participants” has the meaning set forth in Section 5.1.

“Corner Store Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Corner Store Group immediately after the Distribution Date.

“Corner Store Welfare Plan Participants” has the meaning set forth in Section 7.1.

“CST Brands, Inc. 401(k) Plan” has the meaning set forth in Section 5.2(a).

“CST Brands, Inc. 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2(b).

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Employee” means any Valero Group Employee, Former Employee or Corner Store Group Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” has the meaning set forth in Section 3.1(f).

“Former Employee” means a former employee of the Valero Group whose employment with the Valero Group was terminated before the Distribution Date (and who is not actively employed by the Valero Group as of the Distribution Date), regardless of whether or not he or she provided services to the Corner Store Business while employed.

“FUTA” has the meaning set forth in Section 3.1(f).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“LTD” has the meaning set forth in Section 7.2(a)(iii).

“NYSE” means the New York Stock Exchange.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Post Distribution Transferred Employee” means any Valero Group Employee who leaves to become an employee of any Corner Store Entity after the Distribution Date and prior to September 1, 2013.

“Record Date” has the meaning set forth in the Separation Agreement.

“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City time.

“Securities Act” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“STD” has the meaning set forth in Section 7.2(a)(iv).

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in shares of Valero Common Stock is permitted on the NYSE.

“Transfer Date” means, with respect to any Post Distribution Transferred Employee, the date such Post Distribution Transferred Employee becomes an employee of a Corner Store Entity.

“Transition Date” has the meaning set forth in Section 7.1.

“Transition Services Agreements” has the meaning set forth in the Separation Agreement.

“U.S.” means the United States of America.

“Valero” has the meaning set forth in the preamble to this Agreement.

“Valero Adjusted Exercise Price” has the meaning set forth in Section 4.1(a).

“Valero Benefit Plan” means any Benefit Plan sponsored or maintained by a Valero Entity immediately prior to the Distribution Date.

“Valero Common Stock” means the common stock, par value $0.01 per share, of Valero.

“Valero Entity” means any member of the Valero Group.

“Valero Equity Plan” means any equity compensation plan sponsored or maintained by Valero immediately prior to the Distribution Date, including the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, the Valero Energy Corporation 2005 Omnibus Stock Incentive Plan, the Valero Energy Corporation 2003 Employee Stock Incentive Plan and the Valero Energy Corporation Restricted Stock Plan for Non-Employee Directors.

“Valero 401(k) Plans” means the Valero Energy Corporation Savings Plan and the Valero Energy Corporation Thrift Plan.

“Valero 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2(c)(i).

“Valero Group” has the meaning set forth in the Separation Agreement.

“Valero Group Employee” means any individual who is employed by a Valero Entity immediately after the Distribution Date.

“Valero Nonqualified Plans” means the Valero Energy Corporation Excess Pension Plan, the Valero Energy Corporation Excess Thrift Plan, the Valero Energy Corporation Deferred Compensation Plan, the Valero Energy Corporation Supplemental Executive Retirement Plan and the Ultramar Diamond Shamrock Corporation Non-Qualified 401(k) Plan.

“Valero Options” means exercisable and non-exercisable options to purchase shares of Valero Common Stock granted pursuant to any of the Valero Equity Plans.

“Valero Pension Plan” has the meaning set forth in Section 5.1.

“Valero Post-Distribution Stock Value” means the simple average of the volume weighted average per share price of Valero Common Stock trading on the NYSE during Regular Trading Hours on the first four Trading Days following the Distribution Date.

“Valero Pre-Distribution Stock Value” means the simple average of the volume weighted average per share price of Valero Common Stock trading “regular way with due bills” on the NYSE during Regular Trading Hours on the Distribution Date and the three immediately preceding Trading Days.

“Valero Price Ratio” means the quotient obtained by dividing the Valero Post-Distribution Stock Value by the Valero Pre-Distribution Stock Value.

“Valero PSAs” means performance share awards issued under any of the Valero Equity Plans.

“Valero RSAs” means restricted stock awards issued under any of the Valero Equity Plans.

“Valero Share Ratio” means the quotient obtained by dividing the Valero Pre-Distribution Stock Value by the Valero Post-Distribution Stock Value.

“Valero Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Valero Group as of immediately prior to the Distribution Date.

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits; provided, however, the term “Welfare Plan” does not include any workers compensation or similar insurance plans, programs or policies.

Section 2.2 Interpretation. The provisions of Section 10.16 of the Separation Agreement are hereby incorporated by incorporated by reference.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.1 Active Employees.

(a) Corner Store Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately prior to the Distribution Date, Valero or its applicable Subsidiary shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Corner Store Group following the Distribution Date (collectively, the “Corner Store Group Employees”) is employed by a Corner

Store Entity. Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(b) Valero Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately prior to the Distribution Date, Valero or its applicable Subsidiary shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Valero Group following the Distribution Date (collectively, the “Valero Group Employees”) is employed by a Valero Entity. Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(c) At-Will Status. Notwithstanding the above or any other provision of this Agreement (except as provided under Article IX), nothing in this Agreement shall create any obligation on the part of any Valero Entity or any Corner Store Entity to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Distribution Date (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will,” to the extent such Employee is an “at will” employee under applicable Law.

(d) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not entitle any Employee to any severance payments or severance benefits from any member of the Valero Group or the Corner Store Group.

(e) Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction in connection with the Distribution shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan of any Valero Entity or Corner Store Entity.

(f) Payroll and Related Taxes. With respect to the portion of the tax year ending on and including the day prior to the Distribution Date or Transfer Date, as applicable, Valero will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement, to all Corner Store Group Employees and Post Distribution Transferred Employees, if any, who were employed by any member of the Valero Group during such period. With respect to the remaining portion of such tax year, Corner Store will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding Corner Store Group Employees and Post Distribution Transferred Employees and (ii) furnish a Form W-2 or similar earnings statement to all Corner Store Group Employees and Post Distribution Transferred Employees. With respect to each affected Corner Store Group Employee and Post Distribution Transferred Employee, Valero and Corner Store shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) treat Corner Store (or the applicable Corner Store Entity) as a “successor employer” and Valero (or the applicable Valero Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended

“(FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Distribution Date with respect to each such Corner Store Group Employee or following the Transfer Date with respect to each Post Distribution Transferred Employee for the tax year during which the Distribution Date or Transfer Date occurs, and (iii) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Corner Store Group Employee for the tax year in which the Distribution Date or Transfer Date occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53.

Section 3.2 Employee Records. Valero shall provide to Corner Store copies of any and all employment records and information (including, but not limited to, any Form I-9, Form W-2 or other IRS forms) with respect to the Corner Store Group Employees or Post Distribution Transferred Employees and other records reasonably required by Corner Store to enable Corner Store to properly carry out its obligations under this Agreement. Such provision of records and information generally shall occur as soon as administratively practicable on or after the Distribution Date or Transfer Date, as applicable. With respect to any non-electronic copies of employee records and information, Valero shall maintain such employee records and information consistent with existing document retention polices and they will be made available to Corner Store upon request. Each Party shall permit the other Party reasonable access to employee records and information, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder. Corner Store shall bear or reimburse Valero for all out of pocket expenses associated with accessing any files stored at third party facilities, and Valero shall have no liability for any loss or damage to files caused (in connection with such access by Corner Store) by third parties or events outside of Valero’s reasonable control.

Section 3.3 Non-Solicitation. Each party agrees that, for a period of one year from the Distribution Date, such party will not solicit for employment any employee of any other party; provided, however, that this Section 3.3 shall not prohibit: (a) generalized solicitations which are not directed to specific individuals or employees of the other party (for the avoidance of doubt, including solicitations resulting from actions initiated by employees through the Valero internal posting system); (b) solicitations of persons whose employment was involuntarily terminated by the other party; or (c) solicitations of persons employed by a Valero Entity, subject to prior written (which, for purposes hereof, includes email) notification to the SVP of Human Resources for the Valero Group, or his designee.

ARTICLE IV

EQUITY AND INCENTIVE COMPENSATION PLANS

Section 4.1 Stock Options. Each Valero Option that is outstanding as of the Distribution Date shall remain an option to purchase Valero Common Stock issued under the applicable Valero Equity Plan (each such option, an “Adjusted Valero Option”). Each Adjusted Valero Option shall be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to the corresponding Valero Option immediately prior to the Distribution Date; provided, however, that, with respect to any Adjusted Valero Option held by a Corner Store Group Employee, continued employment by the Corner Store Group shall be treated as continued employment with the Valero Group for purposes of vesting and exercisability; and provided further, that from and after the Distribution Date:

(a) the per-share exercise price of each such Adjusted Valero Option shall be equal to the product of (i) the per-share exercise price of the corresponding Valero Option immediately prior to the Distribution Date multiplied by (ii) the Valero Price Ratio, rounded up to the nearest whole hundredth of a cent (the “Valero Adjusted Exercise Price”); and

(b) the number of shares of Valero Common Stock subject to each such Adjusted Valero Option shall be equal to the product of (i) the number of shares of Valero Common Stock subject to the corresponding Valero Option immediately prior to the Distribution Date multiplied by (ii) the Valero Share Ratio, with any fractional share rounded down to the nearest whole share.

Section 4.2 Restricted Stock Awards. Each Valero RSA outstanding as of the Distribution Date shall be adjusted by multiplying the number of shares of Valero Common Stock subject to such Valero RSA by the Valero Share Ratio (each such adjusted Valero RSA, an “Adjusted Valero RSA”). If the resulting product includes a fractional share, the number of shares of Valero Common Stock subject to such Adjusted Valero RSA shall be rounded to the nearest whole share. Each Adjusted Valero RSA shall be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to the corresponding Valero RSA immediately prior to the Distribution Date. Each Valero RSA that is held by a Corner Store Group Employee shall become vested as of immediately prior to the Record Date, and each Valero RSA that is held by a Post Distribution Transferred Employee shall become vested as of immediately prior to the Transfer Date.

Section 4.3 Performance Share Awards. Each Valero PSA outstanding as of the Distribution Date shall be adjusted by multiplying the number of shares of Valero Common Stock subject to such Valero PSA by the Valero Share Ratio (each such adjusted Valero PSA, an “Adjusted Valero PSA”). If the resulting product includes a fractional share, the number of shares of Valero Common Stock subject to such Adjusted Valero PSA shall be rounded to the nearest whole share. Each Adjusted Valero PSA shall be adjusted to reflect the change in value to Valero Common Stock after the Distribution Date; provided, however, that, with respect to any Valero PSA held by a Corner Store Group Employee, continued employment by the Corner Store Group shall not be treated as continued employment with the Valero Group in the case of any Valero PSA held by a Corner Store Group Employee and, therefore, all Valero PSA held by a Corner Store Group Employee on the Distribution Date shall be forfeited.

Section 4.4 Liabilities for Settlement of Awards.

(a) Settlement of Valero Options. Valero shall be responsible for all Liabilities associated with Valero Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Valero Options.

(b) Settlement of Valero RSAs. Valero shall be responsible for all Liabilities associated with Valero RSAs including any share delivery, registration or other obligations related to the settlement of the Valero Restricted Stock awards.

(c) Settlement of Outstanding Valero PSAs. Valero shall be responsible for all Liabilities associated with Valero PSAs, including any share delivery, registration or other obligations related to the settlement of Valero PSAs.

Section 4.5 Bonus and Incentive Payments. For the avoidance of doubt, (i) the Valero Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Valero Group Employee is eligible to receive under any Valero annual bonus plans with respect to payments made beginning, at or after the Distribution Date, and no Corner Store Entity shall have any obligations with respect thereto, and (ii) the Corner Store Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Corner Store Group Employee or Post Distribution Transferred Employee is eligible to receive under any Corner Store Group annual bonus and other short-term incentive compensation plans with respect to payments made beginning at or after the Distribution Date, and no Valero Entity shall have any obligations with respect thereto; provided; however, as of no later than 30 days following the Distribution Date or Transfer Date, as applicable, the Valero Group shall make a cash payment based upon one-hundred percent (100%) of bonus target for the period of time of participation from January 1, 2013 to the time immediately prior to the Distribution Date or Transfer Date, as applicable, to the Corner Store Group in respect of bonuses accrued in respect of Corner Store Group Employees or Post Distribution Employees under the Valero Energy Corporation Annual Bonus Plan and the Valero Energy Corporation Annual Incentive Plan for Named Executive Officers as of the Distribution Date or Transfer Date, as applicable. Such prorated cash payment will not be subject to future adjustment.

Section 4.6 Tax Reporting and Withholding for Equity-Based Awards. Valero (or one of its Subsidiaries) shall be responsible for (a) all income, payroll, or other tax reporting related to income of Employees from awards in respect of Valero Common Stock, and (b) remitting applicable tax withholdings for such income to each applicable taxing authority; it being understood that in taking such actions Valero shall be acting as agent for Corner Store. Notwithstanding the foregoing, the terms of this Section 4.6 shall not limit any obligations of Valero or Corner Store with respect to the subject matter hereof under the Transition Services Agreements. Valero and Corner Store acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

ARTICLE V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.1 Defined Benefit Plan. The Valero Group shall retain all Assets and all Liabilities arising out of or relating to the Valero Energy Corporation Pension Plan (“Valero Pension Plan”). Immediately prior to the Distribution Date or Transfer Date, each Corner Store Group Employee or Post Distribution Transferred Employee, respectively, who is a participant in the Valero Pension Plan (the “Corner Store Pension Participants”) shall cease to actively participate in the Valero Pension Plan. As of the Distribution Date or Transfer Date, as applicable, each such Corner Store Pension Participant shall be treated as a terminated vested participant under the Valero Pension Plan.

Section 5.2 Defined Contribution Plans.

(a) Establishment of the Corner Store 401(k) Plan. No later than the Distribution Date, Corner Store shall, or shall cause another Corner Store Entity to, establish a defined contribution plan and trust for the benefit of Corner Store Group Employees (the “CST Brands, Inc. 401(k) Plan”). Corner Store shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the CST Brands, Inc. 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Corner Store (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the CST Brands, Inc. 401(k) Plan.

(b) Transfer of Valero 401(k) Plan Assets. Not later than thirty (30) days following the Distribution Date (or such later time as mutually agreed by the Parties), Valero shall cause the accounts (including any outstanding loan balances) in the Valero 401(k) Plans attributable to Corner Store Group Employees who will participate in the CST Brands, Inc. 401(k) Plan (the “CST Brands, Inc. 401(k) Plan Beneficiaries”) and all of the Assets in the Valero 401(k) Plans related thereto to be transferred in kind or (at the election of the trustee of the applicable Valero 401(k) Plan) in cash to the CST Brands, Inc. 401(k) Plan, and Corner Store shall cause the CST Brands, Inc. 401(k) Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the Valero 401(k) Plans relating to the accounts of the CST Brands, Inc. 401(k) Plan Beneficiaries (to the extent the Assets related to those accounts are actually transferred from the Valero 401(k) Plans to the CST Brands, Inc. 401(k) Plan). The transfer of Assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(c) Treatment of Corner Store Common Stock and Valero Common Stock.

(i) Corner Store Common Stock Fund; Corner Store Common Stock Held in Valero 401(k) Plan Accounts. The CST Brands, Inc. 401(k) Plan will provide, effective as of the Distribution Date: (1) for the establishment of a Corner Store Common Stock fund; (2) that such Corner Store Common Stock fund shall receive a transfer of and hold all shares of Corner Store Common Stock distributed in connection with the Distribution in respect of Valero Common Stock held in Valero 401(k) Plan accounts of CST Brands, Inc. 401(k) Plan Beneficiaries; and (3) that, following the Distribution Date, contributions made by or on behalf of such CST Brands, Inc. 401(k) Plan Beneficiaries may be allocated to the Corner Store Common Stock fund. Shares of Corner Store Common Stock distributed in connection with the Distribution in respect of shares of Valero Common Stock held in Valero 401(k) Plan accounts of Valero Group Employees or Former Employees who participate in the Valero 401(k) Plans (the “Valero

401(k) Plan Beneficiaries”) shall be deposited in a Corner Store Common Stock fund under the Valero 401(k) Plans, and Valero 401(k) Plan Beneficiaries will be prohibited from increasing their holdings in such Corner Store Common Stock fund under the Valero 401(k) Plans, unless the fund is transferred to a self-directed brokerage account, and may elect to liquidate their holdings in such Corner Store Common Stock fund and invest those monies in any other investment fund offered under the Valero 401(k) Plans. Any shares of Corner Store Common Stock held in Valero 401(k) Plan accounts of Corner Store Group Employees shall be transferred in kind to the trust underlying the CST Brands, Inc. 401(k) Plan pursuant to Section 5.2(b).

(ii) Valero Common Stock in CST Brands, Inc. 401(k) Plan Accounts. Without limiting the generality of the provisions of Section 5.2(b), shares of Valero Common Stock held in Valero 401(k) Plan accounts of CST Brands, Inc. 401(k) Plan Beneficiaries prior to the Distribution Date shall be transferred in kind to a Valero Common Stock Fund under the CST Brands, Inc. 401(k) Plan pursuant to Section 5.2(b). CST Brands, Inc. 401(k) Plan Beneficiaries will be prohibited from increasing their holdings in Valero Common Stock under such Valero Common Stock Fund, unless the fund is transferred to a self-directed brokerage account, and may elect to liquidate their holdings in such Valero Common Stock Fund and invest those monies in any other investment fund offered under the CST Brands, Inc. 401(k) Plan.

(d) Tax Qualified Status. Corner Store will take all steps and make any necessary filings with the IRS to establish and maintain the CST Brands, Inc. 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, including seeking and obtaining a favorable determination letter from the IRS as to such qualification. Furthermore, no later than thirty (30) days prior to the Distribution Date, Valero and Corner Store (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Form 5310-A regarding the transfer of Assets and Liabilities from the Valero 401(k) Plans to the CST Brands, Inc. 401(k) Plan as discussed in this Article V.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.1 Assets and Liabilities. The Valero Group shall retain all Assets and all Liabilities arising out of or relating to the Valero Nonqualified Plans, and shall make payments to all Corner Store Group Employees or Post Distribution Transferred Employees who are participants in the Valero Nonqualified Plans (the “Nonqualified Plan Participants”) in accordance with the terms of the Valero Nonqualified Plans.

Section 6.2 Participation; Distributions. The Nonqualified Plan Participants shall cease accruing benefits under the Nonqualified Plans as of the Distribution Date or Transfer Date, as applicable. Valero and Corner Store acknowledge that none of the transactions contemplated by the Separation Agreement or any Ancillary Agreement will trigger a payment or distribution of compensation under any of the Valero Nonqualified Plans for any Nonqualified Plan Participant and, consequently, that the payment or distribution of any compensation to which any Nonqualified Plan Participant is entitled under any of the Valero Nonqualified Plans will occur upon such Nonqualified Plan Participant’s separation from service from the Corner Store Group or at such other time as provided in the applicable Valero Nonqualified Plan or such Nonqualified Plan Participant’s deferral election.

Section 6.3 Administration. As soon as reasonably practicable following the Distribution Date, Valero shall provide to Corner Store a list of all Nonqualified Plan Participants. Following the Distribution Date, Corner Store shall provide, or shall cause to be provided, to Valero notice of the separation from service (within the meaning of Section 409A of the Code) of any Nonqualified Plan Participant upon or as soon as practicable following any such separation.

ARTICLE VII

WELFARE PLANS

Section 7.1 Transition Period; Establishment of Corner Store Welfare Plans. In accordance with the terms of the Transition Services Agreements, from the Distribution Date until January 1, 2014 (the “Transition Date”), the Corner Store Entities will be included as participating employers to the Valero Welfare Plans set forth on Exhibit A. On or prior to the Transition Date, Corner Store shall, or shall cause another Corner Store Entity to, establish and adopt Corner Store Welfare Plans which will provide welfare benefits to each Corner Store Group Employee or Post Distribution Transferred Employee who is transferred from the Valero Group to the Corner Store Group who is a participant in any of the Valero Welfare Plans (and their eligible spouses and dependents, as the case may be) (collectively, the “Corner Store Welfare Plan Participants”). Coverage and benefits under the Corner Store Welfare Plans shall then be provided to the Corner Store Welfare Plan Participants on an uninterrupted basis under the newly established Corner Store Welfare Plans. Corner Store Welfare Plan Participants shall cease to be eligible for coverage under the Valero Welfare Plans at the Transition Date.

Section 7.2 Transitional Matters Under Corner Store Welfare Plans.

(a) Treatment of Claims Incurred.

(i) Liability for Claims. With respect to unpaid covered claims incurred prior to the Distribution Date or Transfer Date, as applicable, by any Corner Store Welfare Plan Participant under any Valero Welfare Plans, including claims that are self-insured and claims that are fully insured through third-party insurance, Valero shall retain and be responsible for the payment for such claims or shall cause such Valero Welfare Plans to fully perform, pay and discharge all such claims, as the case may be, and except as provided in Section 7.2(a)(iv), no Corner Store Entity shall be responsible for any Liability with respect to any such claims. Claims incurred by Corner Store Welfare Plan Participants from the Distribution Date through the Transition Date shall be governed by the terms of the Transition Services Agreements.

(ii) Claims Incurred. For purposes of this Section 7.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense; and (C) with respect to short- and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.

(iii) Long Term Disability Benefits. Employees of the Corner Store Group who are receiving Long Term Disability (“LTD”) benefits immediately prior to the Distribution Date shall have their employment transferred to a Valero Entity effective immediately prior to the Distribution Date and shall be Valero Group Employees for all purposes of this Agreement. If any such Employee is released to return to work or becomes no longer entitled to receive LTD benefits on or after the Distribution Date, and provided that Corner Store is notified of such fact, Corner Store agrees to consider if there are any positions within the Corner Store Group for which such Employee may be qualified, but Corner Store shall have no obligation to hire such Employee.

(iv) Short Term Disability Benefits. With respect to those Corner Store Group Employees who are receiving Short Term Disability (“STD”) benefits immediately prior to the Distribution Date, or Post Distribution Transferred Employees who are receiving STD benefits immediately prior to the applicable Transfer Date, Corner Store will be responsible for continuing to provide such benefits until such time as those STD benefits terminate in accordance with the terms of the Valero STD plan (subject to the relevant provisions of the Transition Services Agreement pursuant to which a Valero Entity will administer such benefits for Corner Store up to the Transition Date). In the event any such Corner Store Group Employee, after the Distribution Date, or Post Distribution Transferred Employee, after the applicable Transfer Date, becomes eligible to transition directly from receiving STD benefits to receiving LTD benefits, Valero will provide such LTD benefits but will not be obligated to provide any other employment-related benefits (including any other Welfare Plan benefits) to such Corner Store Group Employee or Post Distribution Transferred Employee.

(b) COBRA. The Valero Group shall be responsible for the COBRA claims incurred by Employees (and their qualifying beneficiaries) prior to the Distribution Date, regardless of whether payments for such claims are made or due after the Transition Date. At and after the Distribution Date, Corner Store shall assume all requirements under COBRA with respect to all Corner Store Group Employees or Post Distribution Transferred Employees (and their qualifying beneficiaries) who, as of the day prior to the Distribution Date or Transfer Date, as applicable, were covered under a Valero Benefit Plan pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) prior to the Distribution Date or Transfer Date. Notwithstanding the foregoing, the terms of this Section 7.2(b) shall not limit any obligations of Valero or Corner Store with respect to the subject matter hereof under the Transition Services Agreements.

(c) Retiree Medical. The Valero Group will provide retiree medical benefits to those Corner Store Group Employees or Post Distribution Transferred Employees who are

eligible for the Valero Group retiree medical benefits immediately prior to the Transition Date. The eligible Corner Store Group Employees and Post Distribution Transferred Employees will be provided a one-time opportunity to enroll in the retiree medical benefits on the Transition Date in the retiree medical plan in effect as of the Transition Date. In the event a Corner Store Group Employee or Post Distribution Transferred Employee does not enroll as of the Transition Date, such retiree medical benefits will be forfeited.

Section 7.3 Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the Corner Store Welfare Plans will waive all limitations as to preexisting conditions, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the Corner Store Welfare Plan Participant following the Transition Date to the extent that such Employee had previously satisfied such limitation under the corresponding Valero Welfare Plan.

Section 7.4 Insurance Contracts. To the extent any Valero Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Valero and Corner Store will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Corner Store (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Valero and Corner Store for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its insurance coverage pursuant to this Section 7.4.

Section 7.5 Third-Party Vendors. Except as provided below, to the extent any Valero Welfare Plan is administered by a third-party vendor, Valero and Corner Store will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Corner Store and to maintain any pricing discounts or other preferential terms for both Valero and Corner Store for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its contracts pursuant to this Section 7.5.

Section 7.6 Workers’ Compensation. With respect to claims for workers compensation in the United States, (a) the Valero Group shall be responsible for claims in respect of (i) Valero Group Employees and Former Employees, whether occurring prior to, on or following the Distribution Date and (ii) Corner Store Group Employees occurring prior to the Distribution Date, and (b) the Corner Store Group shall be responsible for all claims in respect of Corner Store Group Employees and Post Distribution Transferred Employees occurring on or following the Distribution Date or Transfer Date, respectively. For purposes of this Section 7.6, claims shall be deemed to be incurred upon the occurrence of the injury giving rise to such claim.

ARTICLE VIII

BENEFIT ARRANGEMENTS AND OTHER MATTERS

Section 8.1 Termination of Participation. Except as otherwise provided under this Agreement or in the Transition Services Agreements, effective as of the Distribution Date or Transfer Date, Corner Store Group Employees and Post Distribution Transferred Employees, respectively, shall cease participating in any Valero Benefit Plan.

Section 8.2 Accrued Time Off. Corner Store shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits that accrued on or prior to the Distribution Date (with respect to Corner Store Group Employees) or the Transfer Date (with respect to Post Distribution Transferred Employees), and Corner Store shall credit each Corner Store Group or Post Distribution Transferred Employee with such accrual. Within thirty (30) days of the Distribution Date or Transfer Date, as applicable, the Valero Group will calculate the accrued, used and unused vacation entitlement of the Corner Store Group and Post Distribution Transferred Employees as of the time immediately prior to the Distribution Date or Transfer Date, as applicable, except for any carry-over amounts from calendar year 2012 to 2013, and shall make a cash payment to the Corner Store Group in respect of the vacation entitlement of the Corner Store Group Employee or Post Distribution Transferred Employee, as applicable.

Section 8.3 Leaves of Absence. Corner Store will continue to apply the appropriate leave of absence policies applicable to inactive Corner Store Group Employees and Post Distribution Transferred Employees who are on an approved leave of absence as of the Distribution Date or Transfer Date, as applicable. Subject to Section 7.2, leaves of absence taken by Corner Store Group or Post Distribution Transferred Employees prior to the Distribution Date or Transfer Date, as applicable, shall be deemed to have been taken as employees of a Corner Store Entity.

ARTICLE IX

CANADIAN EMPLOYEES

Section 9.1 General Principles. Except as explicitly set forth in this Article IX, Valero Group Employees and Corner Store Group Employees who are resident in Canada (“Canadian Employees”) or otherwise are subject to non-U.S. Law and their related benefits and obligations shall be treated in the same manner as the Valero Group Employees and Corner Store Group Employees who are resident of the United States are treated under this Agreement, mutatis mutandis. All actions taken with respect to Canadian Employees in connection with the Distribution will be accomplished in accordance with applicable Law and custom in each of the applicable jurisdictions.

Section 9.2 Transfer and Assumption. Effective prior to the Distribution Date, all Canadian Employees who are identified as transferring employees in the Corner Store Group’s internal records (“Canadian Corner Store Employees”) will be transferred to, and all employment-related Liabilities with respect to Canadian Corner Store Employees will be assumed by, a member of the Corner Store Group, on the same terms and conditions of employment as those enjoyed under Canadian Corner Store Employees’ respective employment agreements immediately prior to the Distribution Date. Where such transfer does not automatically occur by operation of law, all such Employees will be offered employment with a member of the Corner Store Group on the same terms and conditions of employment as those enjoyed under the applicable agreements immediately prior to the Distribution Date and, those Employees who accept such offer of employment will be transferred to and assumed and employed by a member of the Corner Store Group on such terms and conditions and be considered Canadian Corner Store Employees. From and after the Distribution Date, Corner Store or its applicable Affiliate(s)) shall be bound, to the exclusion of Valero, by the terms and conditions of the employment agreements applicable to such Canadian Corner Store Employees, as successor employer. Corner Store does not guarantee that all terms and conditions of employment for all Canadian Corner Store Employees will remain unchanged after a period of 12 months following the Distribution Date.

Section 9.3 Corner Store Liabilities. Without limiting the generality of the provisions in Section 9.1 and 9.2, Corner Store shall be responsible for and remain liable for, and shall indemnify each Valero Entity, and the officers, directors, and employees of each Valero Entity, and hold them harmless with respect to:

(a) all wages, salaries, bonuses, vacation pay, overtime, commissions, incentive payments, profit sharing awards, insurance benefits and any other compensation payable to or with respect to Canadian Corner Store Employees, including without limitation associated payroll burdens such as income tax, pension plans, workers’ compensation, employment insurance and similar withholdings or remittances, without regard to when such wages, salaries, bonuses, vacation pay, overtime, commissions, incentive payments, profit sharing awards, insurance benefits and any other compensation are or may have been earned;

(b) all severance costs, termination pay, notice of termination, pay in lieu of notice, change of control awards or damages for wrongful dismissal or any other obligations or liabilities in connection with the termination of employment of Canadian Corner Store Employees after the Distribution Date;

(c) any and all liability for claims of Canadian Corner Store Employees under applicable workers’ compensation legislation and all liabilities with respect to reemployment obligations pursuant to such legislation and related to claims of Canadian Corner Store Employees for the period before, on or after the Distribution Date;

(d) any and all workers’ compensation assessments, penalties, fines, levies, charges, surcharges or other amounts which may be assessed with respect to the Canadian Corner Store Employees for the period before, on or after the Distribution Date;

(e) any and all liability for health and welfare benefits in respect of the Canadian Corner Store Employees (and their spouse, dependents and beneficiaries) as well as all pension benefits for the period before or after the Distribution Date; and

(f) all past, present and future claims, penalties, assessments, demands, actions, causes of action, damages, loss, costs and liability relating to litigation by or relating to Canadian Corner Store Employees, in connection with any event or circumstance before, on or after the Distribution Date.

Section 9.4 Valero Liabilities. Without limiting the generality of the provisions in Section 9.1 and 9.2, and subject to Section 9.6, Valero shall be responsible for and remain liable for, and shall indemnify each Corner Store Entity, and the officers, directors, and employees of each Corner Store Entity, and hold them harmless with respect to:

(a) all wages, salaries, bonuses, vacation pay, overtime, commissions, incentive payments, profit sharing awards, insurance benefits and any other compensation payable to or with respect to with respect to all Canadian Employees who do not become Canadian Corner Store Employees (“Canadian Valero Employees”), including without limitation associated payroll burdens such as income tax, pension plans, workers’ compensation, employment insurance and similar withholdings or remittances, without regard to when such wages, salaries, bonuses, vacation pay, overtime, commissions, incentive payments, profit sharing awards, insurance benefits and any other compensation are or may have been earned;

(b) all severance costs, termination pay, notice of termination, pay in lieu of notice, change of control awards or damages for wrongful dismissal or any other obligations or liabilities in connection with the termination of employment of Canadian Valero Employees before, on or after the Distribution Date;

(c) any and all liability for claims of Canadian Valero Employees under applicable workers’ compensation legislation and all liabilities with respect to reemployment obligations pursuant to such legislation and related to claims of Canadian Valero Employees for the period before, on or after the Distribution Date;

(d) any and all workers’ compensation assessments, penalties, fines, levies, charges, surcharges or other amounts which may be assessed with respect to the Canadian Valero Employees for the period before, on or after the Distribution Date;

(e) any and all liability for health and welfare benefits in respect of the Canadian Valero Employees (and their respective spouses, dependents and beneficiaries) as well as all pension benefits for the period before, on or after the Distribution Date; and

(f) all past, present and future claims, penalties, assessments, demands, actions, causes of action, damages, loss, costs and liability relating to litigation by or relating to Canadian Valero Employees, in connection with any event or circumstance before, on or after the Distribution Date.

Section 9.5 Benefit Plans. Corner Store shall subscribe to and maintain for a minimal period of 12 months following the Distribution Date, benefit plans for the Canadian Corner Store Employees with terms, conditions and coverage identical to the terms, conditions and coverage of the benefit plans listed in Schedule 9.5 attached hereto. These benefit plans shall be subscribed to with the same insurers or third party contractors as the ones identified in Schedule 9.5.

Section 9.6 Indemnification. Corner Store agrees to assume and to be responsible for, and shall indemnify each Valero Entity, and the officers, directors, and employees of each Valero Entity, and hold them harmless with respect to, any claims asserted against any of them after the Distribution Date by any Canadian Corner Store Employees alleging that the transfer of their employment from a member of the Valero Group to a member of the Corner Store Group in connection with the Separation constituted a constructive dismissal of their employment, or equivalent or similar allegation.

Section 9.7 Treatment of Equity Awards Canadian Employees. For the purposes of this Agreement a Valero Option or Valero RSA, as applicable, is held by a “Canadian Holder” if such Valero Option or Valero RSA is held by a Person who is a resident of Canada for the purposes of Canada Tax Act or by a Person who was granted such Valero Option or Valero RSA in respect of, in the course of, or by virtue of employment in Canada. In respect of any Valero Option or Valero RSA held by a Canadian Holder, notwithstanding the other provisions of Sections 4.1 or 4.2, as applicable, the following rules apply:

(a) Timing for Canadian Holders. The adjustment or conversion of each Valero Option or Valero RSA held by a Canadian Holder shall be effected with such modifications as may be required such that any action under Sections 4.1 or 4.2 which is called for at or as of the Distribution Date shall be taken or completed immediately prior to the Distribution Date;

(b) Application of Canada Tax Act. It is intended that the provisions of subsection 7(1.4) of the Canada Tax Act apply to the adjustment or conversion of each Valero Option or Valero RSA held by a Canadian Holder;

(c) Greater Certainty. For greater certainty, in respect of the application of subsection 7(1.4) of the Canada Tax Act to the adjustment or conversion of any Valero Option or Valero RSA held by a Canadian Holder, the computation of each amount under Sections 4.1 or 4.2, as applicable, shall be undertaken in respect of each such Valero Option or Valero RSA such that, for purposes of subsection 7(1.4) of the Canada Tax Act,

(x) the amount by which the total value immediately after the Distribution Date of the rights of the Canadian Holder to acquire securities of Valero or Corner Store, as applicable, exceeds of the total of the amount payable to acquire such securities does not exceed

(y) the amount by which the total value immediately before the Distribution Date of the rights of the Canadian Holder to acquire securities of Valero under the applicable Valero Option or Valero RSA exceeds of the total of the amount payable to acquire such securities and Valero or Corner Store, as applicable, shall take all such steps and shall make all such adjustments effective as of the Distribution Date as are necessary to ensure that the conversions or adjustments pursuant to Sections 4.1 or 4.2 are in compliance with the provisions of subsection 7(1.4) of the Canada Tax Act.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Preservation of Rights to Amend. The rights of each Valero Entity and each Corner Store Entity to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 10.2 Fiduciary Matters. Valero and Corner Store each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 10.3 Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement, the Ancillary Agreements and the plans and agreements referenced herein), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 10.4 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Section 10.5 Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by another Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 10.6 Remedies Cumulative. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.7 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be made or given in accordance with the provisions of Section 10.5 of the Separation Agreement.

Section 10.8 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 10.9 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.10 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance, and remedies.

Section 10.11 Dispute Resolution. The dispute resolution procedures set forth in Article IV of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof.

Section 10.12 Performance. Each of Valero and Corner Store shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Valero Entity and any Corner Store Entity, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 10.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 10.14 Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.

Section 10.15 Additional Indemnification Matters. THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

[ Signatures of the Parties on Next Page ]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

VALERO ENERGY CORPORATION

By:	/s/ R. Michael Crownover

	Name:	R. Michael Crownover

	Title:	Senior Vice President

CST BRANDS, INC.

By:	/s/ Kimberly S. Bowers

	Name:	Kimberly S. Bowers

	Title:	Chief Executive Officer & President

[Signature Page to Employee Matters Agreement]

EXHIBIT A

VALERO WELFARE PLANS

•	Valero Flex Plan

•	Medical Aetna

•	Medical Kaiser

•	Medical Starbridge

•	Prescription Express Scripts

•	Dental Aetna

•	Vision VSP

•	Vision UHC

•	Aetna Flexible Spending Accounts - Medical and Dependent Care

•	MetLife - Basic and Term Life Insurance

•	MetLife - Survivor Income

•	MetLife - Dependent Life

•	Chubb - AD&D

•	Chubb - Occupational AD&D

•	Chubb - Business Travel Accident

•	AFLAC Critical Illness

•	ARAG Legal Plan

•	CNA Long-term Care

•	Valero Short-term Leave Programs

•	LifeBalance - EAP

•	Vacation

Exhibit A - Page 1

SCHEDULE 9.5

CANADIAN BENEFIT PLANS

•	Financière Sun Life: Insurance Policy = # 50983

•	Financière Sun Life: Management Agreement = # 25283

•	Financière Sun Life: Excess of Loss Contract = # 25183

•	Financière Sun Life: Savings Plan Agreement = # 66757-G (RRSP), # 66755-G (DPSP), # 66756-G (ESP)

•	Financière Sun Life: Trust Agreement

•	Financière Sun Life: Fees and Services Agreement

•	Financière Sun Life: Pension Fund Agreement

•	Ace Ina: DMA Insurance Policy = # AB 30079401, OE 30079401, BT 30079401

•	Shepell FGI: Employee Assistance Program

•	Philips Hager & North: Management Fees Agreement for Bond Funds

•	Connor, Clark & Lunn: Management Fees Agreement for Balanced Funds and for Canadian Equity Funds

Schedule 9.5 - Page 1